Exhibit (e)(4)

SCHEDULE A

Amended and Restated as of November 1, 2016

List of Funds

Legg Mason Developed ex-US Diversified Core ETF

Legg Mason Emerging Markets Diversified Core ETF

Legg Mason US Diversified Core ETF

Legg Mason Low Volatility High Dividend ETF

Legg Mason International Low Volatility High Dividend ETF

Legg Mason Emerging Markets Low Volatility High Dividend ETF

Legg Mason Global Infrastructure ETF